UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No.1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

AMERICAN AIRLINES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1825172
(State of incorporation or organization)	(IRS Employer Identification No.)

1 Skyview Drive, Fort Worth, TX 76155

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AAL	The Nasdaq Global Select Market
Preferred Stock Purchase Rights	—	(1)

(1)	Attached to the Common Stock

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A. (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None. (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed on December 22, 2021 (the “Original 8-A”) by American Airlines Group Inc. (the “Company”) with the Securities and Exchange Commission relating to preferred stock purchase rights under the Tax Benefit Preservation Plan, dated as of December 20, 2021 (the “Plan”), by and between the Company and American Stock Transfer & Trust Company, LLC (now known as Equiniti Trust Company, LLC) as rights agent.

On October 31, 2024, the Company entered into Amendment No. 1 (the “Amendment”) to the Plan. The Amendment extends the expiration date of the Plan from December 20, 2024 to October 29, 2027 (subject to other earlier termination events, including if stockholder approval of the Amendment has not been obtained by October 29, 2025).

The Plan is described in and included as an exhibit to the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits to the Registration Statement on Form 8-A are filed herewith or incorporated by reference from the documents specified

Exhibit No.	Description

3.1	Certificate of Designations of Series B Junior Participating Preferred Stock of American Airlines Group Inc., filed with the Secretary of State of the State of Delaware on December 21, 2021 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated December 21, 2021 of American Airlines Group Inc.).

4.1	Tax Benefit Preservation Plan, dated as of December 21, 2021, between American Airlines Group Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series B Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated December 21, 2021 of American Airlines Group Inc.).

4.2	Amendment No. 1 to the Tax Benefit Preservation Plan, dated as of October 31, 2024, by and Between American Airlines Group Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated November 1, 2024).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMERICAN AIRLINES GROUP INC.
Date: November 1, 2024
	By:	/s/ Devon E. May
Name: Devon E. May
Title: Executive Vice President and Chief Financial Officer